Exhibit 99.1

Bionik Laboratories Reports a Significant Increase in Patient Volume at its Acquired

Rehabilitation Center in Florida

Bionik’s first neuro-specialized rehabilitation clinic at Tower Physical Therapy & Rehab records significant patient growth, Bionik in advanced discussions regarding additional potential acquisitions

BOSTON--(BUSINESS WIRE)--Bionik Laboratories Corp. (OTCPINK: BNKL), a robotics company providing neurological functional recovery solutions to stroke survivors and others with functional and mobility challenges, offering its technology to therapists directly and offering services to patients in its clinical centers, today announced it has experienced a significant increase in patient volume at its rehabilitation center, Tower Physical Therapy & Rehab, in Clermont, FL.

During the first eight months since the acquisition of the center was finalized, Bionik has more than doubled its patient count, increased revenue, and has seen an increase in the amount of patient hours logged on its InMotion® robotic devices on-site at the clinic, a new offering that has brought more patients in the door for rehabilitation services.

Bionik’s acquisition of the clinic was followed by a rebrand of the facility as a neuro-specialized rehabilitation center that features Bionik’s InMotion® technology and therapy for patients who have suffered stroke, brain and spinal cord injuries. Bionik believes that the increase in patient volume is evidence that the InMotion® technology is a welcome addition to the community where services for stroke recovery care are needed.

Bionik’s fleet of InMotion® robots help patients to regain arm and hand movement. Where conventional therapy alone allows patients to complete 30-60 repetitive movements an hour, the InMotion® devices have patients completing 600 - 1,000 movements an hour. The robotic device assists patients as needed while it measures the position, speed and acceleration to adjust to the patient’s needs during that session. The increase in the number of patient hours logged at Tower Physical Therapy & Rehab, further point to the clinic’s success with asset utilization for the newly installed devices.

“Bionik’s clinic in Florida is part of our long-term vision to build a network of neuro recovery centers. We are committed to providing more accessibility to InMotion® therapy to a greater population of patients and we are encouraged to see the growth in both patient volume and patient use of the InMotion® robots,” said Richard Russo Jr., Chief Executive Officer at Bionik Laboratories.

“We believe the success of our first neuro recovery center in Clermont points to the long-term value for our shareholders as we commence execution on a national roll-out of Bionik branded rehab centers.”

Bionik’s neuro recovery center in Clermont is collecting a significant amount of anonymized patient data that will allow the Bionik team to further explore how the device is supporting the recovery and care of patients while also providing a personalized rehab experience. Through InMotion® Connect, the company’s cloud-connected data analytics platform, clinicians are able to directly monitor a patient’s progress with customizable reports, as well as ongoing support and training for the technology.

To learn more about Bionik, please visit: www.bioniklabs.com

About Bionik Laboratories Corp.

Bionik Laboratories is a robotics company providing neurological functional recovery solutions to stroke survivors and others with functional and mobility challenges. The Company offers its technology to therapists directly and offers services to patients in its clinical centers. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development. For more information, please visit www.Bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development, commercialization and distribution of robotic rehabilitation products and the roll-out of its recently-announced Neuro-Recovery Centers of Excellence strategy, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, including as a result of the acquisition and rebranding of the Company’s Neuro-Recovery Centers of Excellence, and the future financial performance of any such Centers of Excellence the Company may acquire or launch (iv) the market and projected market for our existing and planned products and services and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing or increase revenue, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development and sales of our products and related insufficient cash flows and resulting illiquidity, the continued impact on the Company’s business as a result of the Covid-19 pandemic, the Company’s inability to expand the Company’s business, including its recently launched Neuro-Recovery Centers of Excellence strategy, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Contacts:

Media:
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bionik@fischtankpr.com